Exhibit 10(t)

CONTINUING EMPLOYMENT AND SEPARATION AGREEMENT

This Continuing Employment and Separation Agreement (“Agreement”) between Tidewater Inc, a Delaware corporation (the “Company”), and Larry T. Rigdon (the “Employee”) is dated as of January 22, 2002 (the “Agreement Date”) and shall be effective as of the Agreement Date subject to the limitations set forth in Article V hereof.

W I T N E S S E T H:

WHEREAS, Employee currently is employed by the Company as Executive Vice President;

WHEREAS, the Company desires to retain the services of Employee pursuant to the terms of this Agreement, and to provide certain benefits to Employee in connection with the termination of his employment as stated herein;

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
EMPLOYMENT CAPACITY AND TERM

1.  Capacity and Duties of Employee.    The Employee shall continue to be employed by the Company as Executive Vice President for the Employment Term, defined below. During the Employment Term, the Employee shall, subject to the time reasonably required by Employee to seek other employment, perform such duties, consistent with the Employee’s title, as may be prescribed by the Company’s Chief Executive Officer. It is understood and agreed that Employee will cease to serve as an executive officer of the Company effective April 1, 2002 and will seek other employment during the Employment Term, as defined herein. For purposes of this Agreement, seeking employment may include, but not be limited to (a) contacts by Employee with others, including competitors of the Company, with respect to employment, with respect to joint ventures, roll-up transactions, and other enterprises of which entity Employee might be an owner and which entity might be in competition with the Company (“Potential Competitors”), and with respect to other matters; (b) contacts by Employee with financial institutions, investment bankers, and others with respect to possible financing of Potential Competitors; and (c) contacts with shipyards, suppliers, and (subject to the provisions of Section 4 of Article IV hereof) others with respect to Potential Competitors.

2.  Employment Term.    The employment term (the “Employment Term”) shall commence on the Agreement Date and, subject to any earlier termination of Employee’s status as an employee pursuant to this Agreement, shall continue until the earlier of:

(a)  March 31, 2003; or

(b)  the date on which Employee commences employment with or begins to provide consulting or other services to a person or entity other than the Company.

It is the understanding of the parties that Employee’s employment relationship with the Company will terminate upon the expiration of the Employment Term, except that if the Employment Term terminates as a result of (b) above and the person or entity by whom Employee is employed or for whom Employee provides services is not a direct competitor of the Company, then solely for purposes of the terms of Employee’s options to acquire Company common stock under the Company’s stock option plans, Employee’s employment with the Company shall be treated as continuing until March 31, 2003. At any time that Employee becomes employed by or begins to provide services to a direct competitor of the Company, his employment relationship with the Company shall be deemed to terminate for all purposes, but Employee shall nevertheless be entitled to the benefits provided in Section 2 of Article II of this Agreement. It is agreed and understood by Employee and the Company that during this additional period of deemed continued employment for purposes of the stock options, Employee shall be available to advise and consult with the Company at the Company’s request, in such a manner and at such times as to not unreasonably interfere with Employee’s regular employment or required services to a non-competitor of the Company.

3.  Devotion to Responsibilities.    During the Employment Term, the Employee shall, subject to the time reasonably required by Employee to seek other employment, devote that portion of his business time reasonably requested by the Chief Executive Officer to the business of the Company and shall use his reasonable best efforts to perform faithfully and efficiently his duties under this Agreement.

4.  Termination of Employment.    Employee’s employment by the Company shall terminate prior to the expiration of the Employment Term described in Article I Section 2 as a result of Employee’s death or disability, as defined in Tidewater’s Long-Term Disability Plan, and may be terminated prior to the expiration of the Employment Term by the Company for Cause or by the Employee with the consent of the Company or with Good Reason.

ARTICLE II
COMPENSATION AND BENEFITS

1.  Compensation for the Employment Term.    During the Employment Term and subject to the other terms hereof, the Company shall continue to provide the Employee with the compensation and benefits provided immediately prior to the Agreement Date. Employee has been paid his bonus for the fiscal year ending March 31, 2002 (“Fiscal 2002”), which amount was based upon the Company’s good faith estimate of the Company’s achievement of the performance measures used in the Company’s Management Annual Incentive Plan for Fiscal 2002. Employee shall not be entitled to any additional bonus from the Company for the remainder of the Employment Term or the Continuing Benefits Term, as defined below.

2.  Compensation for the Continuing Benefits Term.    Except as otherwise provided in Article II Section 2(c) below, if the Employment Term ends prior to March 31, 2003, the Company shall provide the Employee with the following additional payments, benefits and perquisites during the period beginning on the day following the end of the Employment Term and ending on March 31, 2003 (the “Continuing Benefits Term”):

(a)  Cash Payment.    Subject to Article II Section 2(c) below, in lieu of salary and any other cash compensation during the Continuing Benefits Term, Employee will be paid $20,000 in cash per month (reduced pro rata for any partial month) over the Continuing Benefits Term. Equal payments will be made bi–monthly on the same dates as salary payments are made to salaried employees of the Company generally. To the extent that Employee earns compensation income for services provided to a person or entity other than the Company during the Continuing Benefits Term, whether in a self-employed capacity or as an employee of or consultant to another person or entity, such income shall be offset against the cash payments required to be made to Employee under this Article II Section 2. Employee shall be obligated to provide the Company with information as to all compensation earned during the Continuing Benefits Term in order that the Company may determine the appropriate amount of the offset.

(b)  Insurance Benefits.    Subject to the conditions described in Article II Section 2(c) below, the Employee shall be entitled to continue to participate in the following plans or any successor or replacement plans through the Continuing Benefits Term on terms at least equivalent to those in effect immediately prior to the Agreement Date:

(1)  Except as otherwise provided in this Article II Section 2(b), the Tidewater Health Care Plan with premiums paid by Employee on the same terms as are applicable to the Company’s executive officers and the Executive Medical Plan with full premiums paid by the Company. (Employee shall be offered COBRA continuation coverage with the COBRA continuation coverage period beginning when the foregoing coverage terminates);

(2)  The Tidewater Life Insurance Plan with full premiums paid by the Company;

(3)  The Tidewater AD&D Plan with full premiums paid by the Company; and

(4)  The Tidewater Long-Term Disability Plan with full premiums paid by the Company.

The obligation of the Company to provide the insurance benefits described in this Article II Section 2(b) shall cease at such time as Employee has available health, disability and life insurance benefits from a new employer; provided, however that, to the extent such benefits offered by a new employer are less beneficial to Employee than the benefits the Company has agreed to provide in this Section 2(b), the Company shall supplement Employee’s health and life insurance benefits such that Employee’s benefits for the Continuing Benefits Term are equivalent to the benefits agreed to be provided by the Company herein. Employee agrees to provide the Company with all relevant information as to benefits provided by a new employer.

If Employee is otherwise employed during the Continuing Benefits Term and the amount of the cash payments due to Employee under Article II Section 2(a) are offset by compensation earned by Employee such that the bi-monthly cash amount due to Employee from the Company is insufficient to pay the premium for insurance coverage under the Tidewater Health Care Plan, then the Company shall make up the shortfall.

(c)  Conditions to Benefits.

(1)
The Company’s obligation to make the cash payments described in Article II Section 2(a) and the payments of premiums and other amounts described in Article II Section 2(b) shall cease upon termination of Employee’s employment by the Company for Cause or resignation by the Employee without the consent of the Company and without Good Reason.

(2)
The Company’s obligation to provide certain of the benefits referred to in Article II Section 2(b) is subject to approval by the applicable insurance or re-insurance provider. The Company agrees to use its best efforts to obtain such consent. In the event the Company is unable to obtain such consent, the Company shall self insure or shall fund the cost of comparable insurance issued directly to the Employee. The Company also agrees to take any and all necessary action to amend the terms of the Company’s benefit plans to permit participation by Employee on the terms provided herein

(d)  Right of Set-Off. Except for the cash offset described in Article II Section 2(a) and the benefits offset described in Article II Section 2(b), the Company’s obligations hereunder shall not be affected by any other compensation or benefits paid to Employee by a third party.

3.  Other Compensation.    Effective upon the execution of this Agreement by both parties, the following shall occur:

(a)  Stock Options.    The terms of Employee’s stock options shall be amended as follows:

(1)  the exercisability of all outstanding unvested stock options held by Employee shall be accelerated such that they are fully vested and exercisable in full, except that (A) the vesting of options to purchase 25,000 shares scheduled to vest on January 18, 2004 shall not be accelerated and these options shall be forfeited upon termination of Employee’s employment with the Company and (B) the vesting of options to purchase 26,667 shares scheduled to vest on March 11, 2002, shall not be accelerated;

(2)  the post-termination exercise period of the options listed below shall be extended until the earlier of five years following termination of employment or ten years following the date of grant of such options:

Year of Grant	Outstanding Options	Option Price
1996 1997 1998 2000 2001	10,000 30,000 35,000 35,000 75,000	$39.00 $43.625 $45.625 $32.25 $42.1875

(3)  the termination of Employee’s employment hereunder shall be deemed to be a retirement for purposes of Employee’s options to purchase 80,000 shares of Company common stock at an exercise price of $22.75 per share, such that such options shall continue to be exercisable for two years following the end of the Employment Term, except that if Employee is not employed by and does not provide services to a person or entity that is a direct competitor of the Company, the two-year post-retirement exercise period shall begin to run on March 31, 2003.

(b)  Retirement Benefits.    Employee shall be credited with an additional period of service under the Supplemental Retirement Plan (the “SERP”) such that his aggregate benefits from the Pension Plan and the SERP will equal the benefits that he would have received if he had retired from employment with the Company on March 31, 2003. The Employee’s hire date of January 5, 1976 shall be used in all such calculations. Employee’s retirement benefits under the Pension Plan and the SERP shall be distributed commencing when Employee reaches age 65 or at such earlier age as is allowed under each plan and elected by Employee. Employee shall be entitled to participate in the Company’s Retiree Life Insurance Plan and Retiree Medical Insurance Plan beginning on April 1, 2003 on the terms generally available to participants in such plans who retire from employment with the Company at age 55.

4.  Terminated Benefits.    (a)  Benefit Plans. Except as otherwise provided herein, Employee shall not be entitled to participate in the following plans or any successor plans after the Employment Term:

(1)	The Pension Plan;

(2)	The Pension SERP (although Employee shall be credited with an additional period of service through March 31, 2003);

(3)	The 401(k) Savings Plan;

(4)	The Supplemental 401(k) Savings Plan;

(5)	The Supplemental Life Insurance Plan;

(6)	The Supplemental AD&D Plan; and

(7)	The Management Annual Incentive Plan.

(b)  Other Benefits.    In addition, Employee shall not be entitled to the following after the Employment Term:

(1)	Additional grants of stock options or other stock awards under the Company’s stock incentive plans;

(2)	The use of the Company aircraft;

(3)	Office space, secretarial services, or a reserved parking space;

(4)	Any of the benefits provided in the Change of Control Agreement between the Company and Employee, which shall terminate as described in Article V Section 5;

(5)	Reimbursement for expenses, including social or business club or association dues; and

(6)	Benefits provided through the Tidewater Business Travel Plan.

ARTICLE III
TERMINATION OF EMPLOYMENT
DURING EMPLOYMENT TERM

1.  Continuation of Benefits.    If during the Employment Term, Employee’s employment terminates as a result of the resignation of the Employee with the consent of the Company, termination by the Employee with Good Reason, termination by the Company without Cause, death or disability (as defined in the Company’s Administrative Long-Term Disability Plan), Employee or Employee’s estate, heirs or other legal representatives, as appropriate, shall continue to be entitled to all of the benefits provided herein during the Employment Term and the Continuing Benefits Term.

2.  Definition of “Good Reason.”    For purposes of this Agreement, “Good Reason” shall mean

(a)  The Company requiring the Employee to be based at any office or location other than the Company’s current corporate headquarters or requiring the Employee to travel on business to a substantially greater extent than required immediately prior to the execution of this Agreement;

(b)  The failure of the Company to provide Employee with a reasonable level of staff support and office space;

(c)  Any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt of written notice thereof from the Employee to the Company;

(d)  Except as provided in the last sentence of Article III Section 3, Employee’s resignation to seek or engage in other employment; or

(e)  Any purported termination by the Company of Employee’s employment otherwise than as expressly permitted by this Agreement.

2.  Definition of “Cause.”    For purposes of this Agreement, “Cause” shall mean termination as a result of

(a)  the commission of a felony by the Employee;

(b)  gross misconduct by the Employee that is materially and demonstrably injurious to the Company, which is not remedied within 20 days after receipt of written notice from the Chairman of the Board of the Company specifying such misconduct; or

(c)  the continuing and material breach by the Employee of his obligations under Article I or Article IV of this Agreement (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without belief that such breach is in or not opposed to the best interests of the Company and which is not remedied within 20 days after receipt of written notice from the Chairman of the Board of the Company specifying such breach;

provided, however, that in no event shall Employee’s competing with the Company, whether directly or indirectly, be deemed gross misconduct under Article III Section 3(b); and further provided that Employee’s competing with the Company, whether directly or indirectly, shall not be deemed a breach of Employee’s obligations under Article I or IV of this Agreement except to the extent such conduct involves the disclosure of Confidential Information or the solicitation of an employee of the Company in violation of this Agreement. No resignation by Employee after receipt of a written notice of termination for Cause under Article III Section 3(b) or (c) shall constitute a termination by the Employee for Good Reason or affect in any way the Company’s right to terminate payments under Article II Section 2 as a result of termination for Cause.

4.  Notice of Termination.    Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the Employee or the Company, as appropriate, given in accordance with Article VI Section 2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provisions so indicated and (c) specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Company or the Employee to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason, as appropriate, shall not negate the effect of the notice nor waive any right of the Employee or the Company, respectively, hereunder, or preclude the

Company or the Employee from asserting such fact or circumstance in enforcing the Company’s or the Employee’s rights hereunder.

5.  Stock Option Plans.    The terms of the Company’s 1992 Stock Option and Restricted Stock Plan, 1997 Stock Incentive Plan and 2001 Stock Incentive Plan and agreements thereunder shall govern the treatment of the Employee’s stock options in the event of termination of employment; provided, however, that for purposes of Employee’s stock options only, (a) Employee shall continue to be considered employed by the Company until the earlier of March 31, 2003 or the date that he becomes employed by or begins providing services to a direct competitor of the Company, and (b) his termination of employment shall be treated as a retirement.

ARTICLE IV
NONDISCLOSURE, NONSOLICITATION
OF EMPLOYEES, PROPRIETARY RIGHTS
AND COMPETITION

1.  Definition of Confidential Information.    For purposes of this Agreement, the term “Confidential Information” shall mean the terms and conditions of this Agreement, any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including without limitation information relating to the Company’s or its subsidiaries’ services, business plans, business acquisitions, processes, research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing. The term “Confidential Information” does not include information acquired by Employee from a third party on a non-confidential basis, provided that such information is not disclosed by the third party to Employee in violation of a confidentiality agreement with the Company.

2.  Nondisclosure of Confidential Information.    During the Employment Term, Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Employee during Employee’s employment (whether prior to or after the Agreement Date) and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. For a period of five years after the expiration of the Employment Term, Employee agrees (a) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential

Information, except (i) upon the prior written authorization of the Company, (ii) to professional advisors of Employee, provided that such professional advisors do not communicate or otherwise use such information in a manner that is a prohibited communication or use by Employee under this Agreement, or (iii) as may be required by law or legal process, and (b) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. Employee shall be permitted to retain copies of such Confidential Information as is necessary in order to enable the Employee to assert any rights to payments or benefits under this Agreement, provided that such Confidential Information shall be used solely for such purpose. In the event that the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any Confidential Information, Employee shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. Nothing contained herein shall prohibit Employee from using, in connection with seeking other employment or after termination of his employment with the Company, the knowledge and experience acquired by Employee while an employee of the Company, provided such use does not involve the disclosure of Confidential Information in violation of this Agreement.

3.  Proprietary Rights.    The Employee agrees to and hereby does assign to the Company all his right, title and interest in and to all inventions, business plans, work models or procedures, whether or not patentable, which are made or conceived solely or jointly by him:

(a)  At any time during the term of his employment by the Company, or

(b)  With the use of time or materials of the Company.

The Employee agrees to communicate to the Company or its representatives all facts known to him concerning such matters, to sign all necessary instruments, make all necessary oaths and generally, at the Company’s expense, to do everything reasonably practicable (without expense to the Employee) to aid the Company in obtaining and enforcing proper legal protection for all such matters in all countries and in vesting title to such matters in the Company. At the Company’s request (during or after the term of this Agreement) and expense, the Employee will promptly execute a specific assignment of title to the Company, and perform any other acts reasonably necessary to implement the foregoing assignment.

4.  Non-Solicitation of Employees.    During the Employment Term and the Continuing Benefits Term, Employee will not make contact with any of the employees of the Company or of its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company or its subsidiaries.

5.  Injunctive Relief; Other Remedies.    Employee acknowledges that a breach by Employee of Section 2, 3 or 4 of this Article IV would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of Section 2, 3 or 4 of this Article IV during or after the Employment Term, the Company shall be entitled to injunctive relief restraining Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Employee, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach. In addition to the exercise of the foregoing remedies, the Company shall have the right upon the occurrence of any material such breach to cancel any unpaid salary, bonus, severance payment, commissions or reimbursements otherwise outstanding under this Agreement. In particular, Employee acknowledges that the payments provided hereunder are conditioned upon Employee fulfilling any nondisclosure and non-solicitation agreements contained in this Article IV. In the event Employee shall at any time materially breach any nondisclosure or non-solicitation agreements contained in this Article IV, the Company may suspend or eliminate payments under Article II during the period of such breach. Employee acknowledges that any such suspension or elimination of payments would be an exercise of the Company’s right to suspend or terminate its performance hereunder upon Employee’s breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.

6.  No Prohibition on Competition.    Following Employee’s termination of employment with the Company, Employee is not prohibited from engaging in competition with the Company and may directly or indirectly own, manage, operate, control, be employed by, consult for or otherwise engage or participate in or allow his skill, knowledge experience or reputation to be used in connection with the ownership, management or operation of any company or other business enterprise engaged in any business in any location.

7.  Legal Expenses.    In the event that Employee institutes proceedings to enforce his rights under this Agreement, he shall be entitled to

(a)  be advanced up to $30,000 in the aggregate to cover his attorneys’ fees and related costs upon receipt by the Company of proper documentation thereof and an undertaking by Employee to repay all amounts advanced if Employee does not prevail in such proceedings; and

(b)  if he prevails in such proceedings, to be reimbursed by the Company for all attorneys’ fees and costs incurred, upon presentation of proper documentation thereof.

ARTICLE V
WAIVER AND RELEASE; RIGHT OF REVOCATION;
CHANGE OF CONTROL; INDEMNIFICATION

1.  Waiver and Release by Employee.    In consideration of the Company’s agreement to enter into and to provide the terms of this Agreement, Employee hereby and forever, irrevocably and unconditionally, waives and releases the Company from (a) any and all rights, claims and causes of action against the Company of whatever kind or nature, known or unknown, asserted or unasserted, that arise or exist as a result of acts or omissions prior to the date of Employee’s execution of this

Agreement and (b) any and all claims or rights against the Company arising or that could be asserted under the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Louisiana Employment Discrimination Law, La. R.S. 23:331 et seq.; the Louisiana penalty wage statute, La. R.S. § 631 and 632; or any other federal, state, or local statute, law, rule or regulation concerning employment discrimination or otherwise concerning the employment relationship. In addition, it is understood and agreed that by this Agreement, Employee waives any claims he may have against the Company based on any other theory of liability, statutory or non-statutory, in contract or in tort, for wrongful or constructive discharge or breach of any express or implied employment contract or agreement. It is further understood and agreed that the parties covered by Employee’s release include the Company’s present and former shareholders, officers, directors, employees, agents, insurers, assigns, predecessors, and successors, and that any reference to the Company in this Agreement is understood to include all of the foregoing persons or entities. Notwithstanding the foregoing, Employee does not waive any rights under or pursuant to this Agreement, rights under benefits plans of the Company or rights under the Company’s current Bylaws, including rights to indemnification and advancement provided therein,

2.  Waiver and Release by the Company.    In consideration of Employee’s agreement to enter into this Agreement, the Company hereby and forever, irrevocably and unconditionally waives and releases any and all rights, claims and causes of action against Employee, known or unknown, asserted or unasserted, that arise or exist as a result of acts or omissions prior to the date of Employee’s execution of this Agreement.

3.  Review and Consultation; Information Provided to Employee.    It is understood and agreed that Employee has entered into and executed this Agreement voluntarily and that such execution by Employee is not based upon any representations or promises of any kind made by the Company or any of its representatives except as expressly recited in this Agreement. Employee further acknowledges that he has read and fully understands each paragraph of this Agreement, that he was advised in writing by the Company to consult with an attorney prior to executing this Agreement, and that he has availed himself of legal or other counsel to the full extent that he desires. Employee also acknowledges that he was advised in writing by the Company that he could take up to twenty-one (21) days within which to consider and sign this Agreement and that he has considered this Agreement to the full extent that he desires.

Finally, Employee agrees and acknowledges that the consideration provided under this Agreement is in addition to any other payments, benefits or other things of value to which he is entitled and that he would not be entitled to any of the consideration provided under this Agreement in the absence of his execution and acceptance of this Agreement.

4.  Right of Revocation.    Employee shall have seven (7) days following his execution of this Agreement within which to exercise a right of revocation, and this Agreement will not be enforceable or effective, and no payments shall be made hereunder, until the expiration of such seven-day period. Any such revocation of this Agreement must be communicated in writing and delivered in person or by fax to the Company as specified in Article VI Section 2 not later than the close of business on the seventh (7th) day following Employee’s execution of this Agreement. Otherwise, such revocation shall be of no force or effect.

5.  Termination of Change of Control Agreement.    In consideration of the Company’s agreement to enter into and provide the terms of this Agreement, concurrently with the execution hereof Employee shall execute and deliver to the Company a termination of the Change of Control Agreement, dated October 1, 1999, by and between Employee and the Company, substantially in the form attached hereto as Appendix A.

6.  Indemnification and D&O Insurance.    The Company acknowledges as follows:

(a)  Under its Bylaws, the Company provides certain indemnification rights to its officers and former officers that will be applicable to the Employee with respect to his acts and omissions in his capacity as an officer of the Company; and

(b)  The rights to indemnification provided in the Bylaws vest upon the occurrence of the event or chain of events giving rise to a claim and no amendment to the indemnification provisions of the Bylaws may adversely affect the rights of the indemnified party; and

(c)  The Company currently has in effect Directors and Officers Insurance covering acts committed by Employee while an officer of the Company and the Company agrees to retain such insurance in effect through Employee’s termination of employment. The current Directors and Officers Insurance policy also covers former officers for acts or omissions that occurred while they were officers after a certain date specified in the policy.

ARTICLE IV
MISCELLANEOUS

1.  Binding Effect.

(a)  This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

(b)  This Agreement is personal to the Employee and shall not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution or that provide rights to Employee’s spouse, dependents or beneficiaries.

(c)  The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee. In the event of any such assignment or succession, the term “Company” as used in this Agreement shall refer also to such successor or assign.

2.  Notices.    All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt. All such notices must be addressed as follows:

If to the Company, to:

Tidewater Inc.
Pan American Life Center
601 Poydras Street, Suite 1900
New Orleans, Louisiana 70130
Attn:  J. Keith Lousteau

If to the Employee, to:

Larry T. Rigdon
730 Camp Street
Suite 2
New Orleans, LA 70130

or such other address as to which any party hereto may have notified the other in writing.

3.  Governing Law.    This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws.

4.  Arbitration.    With respect to any dispute under the Agreement, the Company and Employee each hereby irrevocably consent to submit such dispute to arbitration before a single arbitrator in the City of New Orleans, Louisiana. The arbitrator will be selected by the joint agreement of the Employee and the Company, but if they do not agree within 20 days after the date either party delivers to the other a notice of intent to submit such dispute to arbitration, the selection shall be made in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). If no such arbitrator is appointed within 45 days of such request to such association, either party may apply to a court having jurisdiction to make such appointment. Once the arbitrator has been selected, the arbitration of the dispute shall be conducted in English in accordance with the Rules in the City of New Orleans, Louisiana. Unless otherwise provided or limited by the Rules, the arbitrator shall give each of the parties a fair opportunity to prepare and present its position with respect to the dispute, and each party shall be entitled to call witnesses to testify, examine and cross-examine witnesses that the other party calls to testify, introduce documents and other materials, and submit written statements of position and arguments. The arbitrator shall make a final determination, to be provided in writing to each party, that resolves the dispute and, if Article IV Section 7 applies and the Employee’s fees, costs and expenses are to be paid by the Company, includes an award of such fees, costs and expenses to Employee. All results of the arbitration proceeding shall be final, conclusive and binding on all parties to this Agreement, and shall not be subject to judicial review. Judgment upon the award rendered by the arbitrator may be entered in the Civil District Court for the Parish of Orleans or any other court having competent jurisdiction.

5.  Withholding.    The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

6.  Severability.    If any term or provision of this Agreement, other than Article II, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Employee and the Company intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

7.  Waiver of Breach.    The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

8.  Remedies Not Exclusive.    No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties, subject to the releases and waivers of rights provided in Article V, shall have all other rights and remedies provided to them by applicable law, rule or regulation.

9.  Company’s Reservation of Rights.    Employee acknowledges and understands that the Employee serves at the pleasure of the Board and that the Company has the right at any time to terminate Employee’s status as an employee of the Company, subject to the rights of the Employee to claim the benefits conferred by this Agreement.

10.  JURY TRIAL WAIVER.    THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

11.  Survival.    The rights and obligations of the Company and Employee contained in this Agreement shall survive the termination of the Agreement. Following the date of termination, each party shall have the right to enforce all rights, and shall be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.

12.  Code of Business Conduct.    Employee acknowledges and agrees to comply with the Company’s Code of Business Conduct during the Employment Term. To the extent that this Agreement imposes more stringent restrictions on Employee’s activities than the restrictions contained in the Company’s Code of Business Conduct, the terms of this Agreement shall govern.

13.  Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument

IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed as of the Agreement Date.

TIDEWATER INC.

Date of Execution: 1/22/02	By:	/s/ J. KEITH LOUSTEAU
J. Keith Lousteau
Senior Vice President and
Chief Financial Officer

EMPLOYEE:

Date of Execution: 1/22/02		/s/ LARRY T. RIGDON
Name: Larry T. Rigdon

APPENDIX A

TERMINATION OF CHANGE OF CONTROL AGREEMENT

This TERMINATION OF CHANGE OF CONTROL AGREEMENT (this “Termination Agreement”), dated as of January 22, 2002, is by and between Tidewater Inc. (the “Company”), a Delaware corporation and Larry T. Rigdon (the “Employee”).

WHEREAS, the parties hereto desire that that certain Change of Control Agreement dated as of October 1, 1999, by and between Employee and the Company (the “Change of Control Agreement”) be terminated and of no further force or effect.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Termination.    Employee and the Company agree that, effective April 1, 2002, the Change of Control Agreement shall be terminated and of no further force or effect, subject to the limitations set forth in Article V of that Continuing Employment and Separation Agreement, dated as of the date hereof, by and between Employee and the Company, which limitations shall apply equally to this Termination Agreement.

2.  Miscellaneous.    This Termination Agreement shall be governed by and construed in accordance with the substantive laws of the State of Louisiana, without giving effect to the choice of law provisions of such state. This Termination Agreement may be executed in counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart thereof. Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Termination Agreement as of the day and year first above written.

TIDEWATER INC.

By:	/s/ J. Keith Lousteau
J. Keith Lousteau
Senior Vice President and Chief Financial Officer

/s/ Larry T. Rigdon
Larry T. Rigdon

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